Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Star Bulk Carriers Corp. for the registration of 29,917,312 of its common shares previously acquired (or to be acquired) in private transactions, offered by the selling shareholder, and to the incorporation by reference therein of our report dated April 2, 2014, with respect to the combined financial statements of Oceanbulk Shipping LLC and Oceanbulk Carriers LLC for the year ended December 31, 2013 and the period from October 4, 2012 through December 31, 2012 included in Star Bulk Carriers Corp.’s Report on Form 6-K (Commission File Number: 001-33869) for the month of September 2014, furnished to the Securities and Exchange Commission on September 5, 2014.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

September 19, 2014

Athens, Greece